UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016

MACKINAC FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-20167 (Commission File No.)	38-2062816 (IRS Employer Identification No.)

130 South Cedar Street

Manistique, Michigan 49854

(Address of Principal Executive Offices)  (Zip Code)

(888) 343-8147

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 29, 2016, Mackinac Financial Corporation, a Michigan corporation (“Mackinac”), completed its previously announced acquisition (the “Acquisition”) of First National Bank of Eagle River, a national banking association organized and existing under the laws of the United States (“Eagle River Bank”), previously a wholly owned subsidiary of Ellis Bankshares, Inc., a Wisconsin corporation (“EBI”) pursuant to a Stock Purchase Agreement by and between Mackinac and EBI, dated January 19, 2016 (the “Purchase Agreement”).

In connection with the Acquisition, Eagle River Bank was consolidated with and into mBank, a Michigan state-chartered bank and wholly-owned subsidiary of Mackinac (“mBank”), with mBank as the surviving entity.  Mackinac delivered approximately $12.5 million in cash to EBI in connection with the Acquisition and in return received all of the issued and outstanding stock of Eagle River Bank.

Prior to completion of the Acquisition, there were no material relationships among Mackinac or any of its affiliates and EBI or any of its affiliates, except those provided for in the Purchase Agreement.

Item 8.01 Other Events.

On April 29, 2016, Mackinac issued the press release attached as Exhibit 99.1 to this Form 8-K, which is herein incorporated by reference.  The information under this Item 8.01 and Exhibit 99.1 are furnished to, and not filed with, the Securities and Exchange Commission (the “SEC”).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

No.	Description

99.1	Press Release dated April 29, 2016. This Exhibit is furnished to, and not filed with, the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKINAC FINANCIAL CORPORATION
(Registrant)

April 29, 2016	/s/ Ernie Krueger
(Date)	Ernie Krueger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description

99.1	Press Release dated April 29, 2016. This Exhibit is furnished to, and not filed with, the Commission.